Exhibit 23.3

CONSENT OF COUNSEL

We hereby consent to the reference to our firm in the preliminary prospectus supplement included in the registration statement, filed September 27, 2011, under the captions “State and Local Tax Consequences” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Bilzin Sumberg Baena Price & Axelrod LLP

Bilzin Sumberg Baena Price & Axelrod LLP

Miami, Florida
September 27, 2011